 Exhibit 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

Woodland Hills, CA, March 30, 2015 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and twelve months ended December 31, 2014. For the three months ended December 31, 2014, revenues were $7.6 million and net loss was $0.05 million ($0.01 diluted loss per share) compared with revenues of $7.7 million and net income of $0.7 million ($0.13 diluted income per share) for the three months ended December 31, 2013. For the twelve months ended December 31, 2014, revenues were $30.5 million and net income was $0.8 million ($0.16 diluted income per share) compared with revenue of $31.1 million and net income of $0.6 million ($0.11 diluted income per share) for the twelve months ended December 31, 2013.

Stockholders’ equity was $71.8 million as of December 31, 2014, or $13.44 per common share including unrealized after-tax investment gains of $0.004 million, compared to Stockholders’ equity of $70.9 million as of December 31, 2013, or $13.27 per common share including unrealized after-tax investment losses of $0.006 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary, Crusader Insurance Company, since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

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  UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31	December 31
	2014	2013
	(Unaudited)
ASSETS
Investments
Fixed maturities, at fair value (amortized cost: December 31, 2014 $35,153; December 31, 2013 $11,945)	$35,159	$11,936
Short-term investments, at fair value	72,259	93,807
Total Investments	107,418	105,743
Cash	309	376
Accrued investment income	43	5
Receivables, net	5,170	5,157
Reinsurance recoverable:
Paid losses and loss adjustment expenses	201	184
Unpaid losses and loss adjustment expenses	5,163	4,428
Deferred policy acquisition costs	3,883	3,636
Property and equipment, net	10,510	10,170
Deferred income taxes	1,519	1,373
Other assets	1,800	1,781
Total Assets	$136,016	$132,853

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$44,397	$43,877
Unearned premiums	16,607	15,261
Advance premium and premium deposits	250	465
Accrued expenses and other liabilities	2,986	2,354
Total Liabilities	$64,240	$61,957

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,341,147 at December 31, 2014, and 5,341,147 at December 31, 2013	$3,732	$3,709
Accumulated other comprehensive income (loss)	4	(6)
Retained earnings	68,040	67,193
Total Stockholders’ Equity	$71,776	$70,896

Total Liabilities and Stockholders' Equity	$136,016	$132,853

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES
Insurance Company Revenues:
Net premium earned	$6,814	$6,657	$26,373	$26,862
Investment income	68	31	161	332
Other income	22	275	932	612
Total Insurance Company Revenues	6,904	6,963	27,466	27,806

Other Revenues from Insurance Operations:
Gross commissions and fees	721	749	2,918	3,240
Investment income	—	—	1	1
Finance fees earned	17	20	67	77
Other income	2	3	18	7
Total Revenues	7,644	7,735	30,470	31,131

EXPENSES
Losses and loss adjustment expenses	3,921	2,876	14,617	16,089
Policy acquisition costs	1,527	1,516	5,986	6,032
Salaries and employee benefits	1,213	1,234	4,992	5,011
Commissions to agents/brokers	46	54	193	232
Other operating expenses	1,007	713	3,386	2,526
Total Expenses	7,714	6,393	29,174	29,890

Income (loss) before taxes	(70)	1,342	1,296	1,241
Income tax expense (benefit)	(22)	629	450	637
Net Income (loss)	$(48)	$713	$846	$604

PER SHARE DATA:
Basic
Earnings (loss) per share	$(0.01)	$0.13	$0.16	$0.11
Weighted average shares	5,341	5,341	5,341	5,341
Diluted
Earnings (loss) per share	$(0.01)	$0.13	$0.16	$0.11
Weighted average shares	5,341	5,345	5,347	5,344

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	For the Twelve Months Ended
	December 31
	2014	2013
	(Unaudited)
Cash flows from operating activities:
Net Income	$846	$604
Adjustments to reconcile net income to net cash from operations:
Depreciation and amortization	540	307
Bond amortization, net	(5)	4
Non-cash stock based compensation	23	23
Tax benefit from disqualified incentive stock options	—	—
Changes in assets and liabilities:
Net receivables and accrued investment income	(51)	738
Reinsurance recoverable	(752)	2,277
Deferred policy acquisition costs	(247)	150
Other assets	64	(1,034)
Unpaid losses and loss adjustment expenses	520	(5,908)
Unearned premiums	1,346	(769)
Advance premium and premium deposits	(214)	(291)
Accrued expenses and other liabilities	632	(686)
Income taxes current/deferred	(234)	476
Net Cash Provided (Used) by Operating Activities	2,468	(4,109)

Cash flows from investing activities:
Purchase of fixed maturity investments	(25,303)	(9,395)
Proceeds from maturity of fixed maturity investments	2,100	30,890
Net increase in short-term investments	21,548	(7,551)
Acquisition of land and building	—	(9,000)
Additions to property and equipment	(880)	(620)
Net Cash (Used) Provided by Investing Activities	(2,535)	4,324

Cash flows from financing activities:
Net Cash Used by Financing Activities	—	—

Net (decrease) increase in cash	(67)	215
Cash at beginning of period	376	161
Cash at End of Period	$309	$376

Supplemental Cash Flow Information
Cash paid during the period for Income taxes	$684	$159

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